EXHIBIT 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 5,700,000 shares of common stock pertaining to the 2004 Employee and Director Equity-Based Compensation Plan of Becton, Dickinson and Company of our reports dated November 21, 2023, with respect to the consolidated financial statements of Becton, Dickinson and Company and the effectiveness of internal control over financial reporting of Becton, Dickinson and Company included in its Annual Report (Form 10-K) for the year ended September 30, 2023, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
New York, New York
November 21, 2023